Exhibit 99.2

                             Moderator: Allen Lipson
                                November 04, 2003
                                11/04/03 08:00 CT

Operator:  Ladies and  gentlemen  thank you for  standing by, and welcome to the
Marvel Enterprises third quarter results conference call. During the presentation all participants will be in a listen only mode, and afterwards you will be invited to participate in a question and answer session. At that time if you have a question, please press the "1" followed by the "4" on your telephone. As a reminder, this conference is being recorded, Tuesday, November 4th, 2003. I would now like to turn the conference over to Mr. Allen Lipson, President and Chief Executive Officer at Marvel Enterprises, Inc.. Please go ahead sir.

Allen Lipson: Thank you operator. Welcome to Marvel's 2003 third quarter conference call. On the call with me today are Ken West, our CFO, Avi Arad, CEO of Marvel Studios, Tim Rothwell, President of our Worldwide Consumer Product Group, Alan Fine, head of our toy operations and responsible for overseeing our relationship with our major toy licensee and Gui Karyo, Executive VP Operations who is responsible for our publishing division. We plan to keep our comments concise today as we will be providing a webcast of a more comprehensive review of our operations at our inaugural analyst day on November 18th starting at 8:30. This webcast and the supporting slide presentation will be available via marvel.com immediately prior to the meeting. Before we get to the heart of the call, Matt Finick will present a few cautionary comments.

Matt: Good morning. Certain statements that the company will make in this phone call and webcast are forward looking statements that involve risks and uncertainties such as statements of the company's plans, goals, objectives, expectations, intentions and financial guidance. Participants on this phone call and webcast are cautioned that while the forward statements reflect the company's good faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties, and the Company's actual results could differ materially from those discussed in this phone call. Certain of these factors that could cause or contribute to such differences are described in today's news announcement and the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10K, Quarterly Reports on Form 10Q and Current Reports on Form 8K. Marvel assumes no obligation to publicly update or revise any forward-looking statements. Thank you.


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Allen  Lipson:  Thanks  Matt.  Now our CFO,  Ken West will review our  quarterly financials as well as our updated financial guidance for the remainder of the year. Ken?

Ken West: Thank you, Allen. This morning we reported operating results slightly above the updated financial guidance we provided earlier on October 9th, and I'll take just a few minutes now to review the highlights of the quarter as well as our updated financial guidance for all of 2003. Consolidated net sales of $84.5 million in the third quarter were on par with the prior year's third quarter, but the results reflect higher sales in licensing and publishing segments, whereas toy sales declined on an absolute and relative terms as expected. As a result of the shift in mix, largely the higher margin licensing sales, consolidated gross profit increased 50% to $64.3 million expecting a gross profit percentage improvement from 51 percent to 76 percent of net sales. Consolidated SG&A is up over the third quarter of `02 and as a percent of net revenues, SG&A has increased from 19 percent to 27 percent. As we discussed in the last conference call, included in SG&A are accruals for estimated studio royalties which in this third quarter of `03 were approximately $9 million representing the estimated studio share of merchandise licensing associated with various movie projects already released. Operating income for the third quarter increased 55 percent to approximately $43 million from 2002's third quarter operating income of approximately $28 million. Recall that in reporting the 2003 Q3 results, we commenced reporting operating income, a GAAP measure, replacing our earlier measure EBITDA, a non-GAAP measurement. The quarter's results continue to reflect strong retail sales through our consumer products based on our library of characters and even more specifically very strong performance of Hulk and Spider-Man licensed items. The robust retail performance of Marvel branded products generated a significant number of what we termed "overages" in the third quarter. Overages are cash payments made to Marvel, that reflect royalties earned by a licensee in excess of the licensee's minimum guarantee. As overages are based on the performance of each license agreement, of which we have over 550, collectively they represent a very important, yet difficult to forecast, component of our operating results.

To give a little more perspective on our licensing division, of the total licensing income reported year to date of $148 million, approximately 48 percent of this represents royalty payments on consumer product sales related to the three Marvel feature films released earlier this year: DareDevil, X-men and The Hulk. Third quarter results in 2003 also reflect continued overage payments made to the Spider-Man: The Movie joint venture with Sony. Our 50 percent interest in these payments net of expenses represented approximately $1.5 million in the third quarter, a contribution that was higher than originally projected. Corporate overhead declined substantially from the June 2003 quarter to more historically normalized levels of approximately $3 million per quarter as several ongoing legal actions were either settled or entered less active phases, thereby significantly decreasing our litigation expense.

Net income attributable to common stock amounted to $63 million in the third quarter of 2003, compared to net income attributable to common stock of $6.7 million in last year's third quarter. Net income attributable to common stock per diluted share rose to $0.85, including a one-time non-cash gain of $31.5 million, or $0.42 per diluted share, related to Marvel recording an asset on its balance sheet for Federal net operating loss carryforwards as required by GAAP. In the third quarter of 2002, net income attributable to common stock per diluted share was $0.17.

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Reflecting  operating cash flows, and approximately $16 million in cash proceeds from warrant and option exercises in the third quarter of this year, cash and short term investments rose to approximately $211 million at September 30, 2003, up from $144 million at June 30. Net of planned payments of $9 million in semi-annual interest on our Senior Notes and the final $5 million installment payment under the Lord of the Rings toy license agreement during the fourth quarter, we anticipate cash and short term investments at year end will be above the September 30, 2003 level.

Now, for updated guidance. I'll just briefly review the new and updated guidance we provided in today's news announcement. For the full year 2003, we indicated that guidance for net sales now ranges from $324 to $321 million, an increase over our previous guidance for the period. Our operating income and net income guidance has ultimate ranges of $159 to $164 million and $146 million to $150 million respectively for the full year of 2003, compared to our earlier forecast. 2003 earnings per share attributable to common stock holders are now estimated at $1.94 to $2.00 inclusive of the $0.42 per share, third-quarter one-time benefit from recording a value associated with unused federal NOL carry forwards.

We have also provided initial fourth quarter guidance ranges which are higher than those implied by our previous third quarter and full year guidance. The increased Q4 and full year expectations are based primarily on licensee reports of continued strong retail sales for the group of Marvel character based consumer products. Given the timing of shipments related to the holiday season, our fourth quarter guidance reflects substantially lower overages than the $13 million realized in the third quarter of 2003. Another contributor to our increasing Q4 and full year guidance is a stronger than originally executed contribution from Lord of the Rings toy sales surrounding the release later this year of the third and final movie in this trilogy. Overall, 2003 is obviously shaping up to be much less front-loaded than what we had anticipated at the beginning of the year, particularly owing to stronger than expected sales of The Hulk, Spider-Man and other character licensed products, which has evolved very positively for us over the last six months.

Now, some brief comments about 2004. Following final board review and approval of divisional budgets, Marvel will provide updated financial guidance ranges for 2004 just prior to November 18th, the date of our analyst day webcast which will be the company's first. As we stated in our news announcement, preliminary indications suggest that 2004 operating income will exceed Marvel's 2003 operating income. However, 2004 net income and earnings per share will likely fall below expected 2003 levels, primarily reflecting a change in Marvel's tax provision to a rate of approximately 37 percent in 2004, compared to 17 percent effectively in 2003 excluding that one-time non-cash income tax benefit required by GAAP, described before. Allen?

Allen Lipson: Thanks, Ken. Given our strong operating performance across all divisions as outlined by Ken, I think it more than appropriate that we congratulate and thank our employees and our partners for their efforts, which have made these results possible. Clearly, our future performance and the guidance we have provided for the fourth quarter are based on the ongoing commitment and dedication of our entire team of employees, creative collaborators and partners. Growing our brands and forging market leadership is something that requires constant effort and focus. The fruits of these efforts are reflected in our increase in operating income, strong cash flows and growing net cash position. The elimination of outstanding long-term debt has been a long-standing goal of Marvel and in the third quarter, we reached the important milestone of crossing over into a positive net cash position of approximately $52 million, compared to a net debt position of $7 million at June 30th. While our senior notes must remain outstanding until June 15th of next year, we have built sufficient cash resources from operations to retire the entire amount, approximately $160 million including the call premium. This is particularly gratifying to me since you may remember that this was one of the first goals I announced when I became President.

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Having  restored  the  Marvel  brand  to  global  prominence  before  consumers, licensees and retailers, we are now able to focus on developing longer-term strategies to build upon this very strong foundation. Though our licensing centered business model differs substantially from the more capital intensive and higher risk business models of other entertainment companies, we remain focused on what we know while leveraging the global strength of our licensing, entertainment and retail partners. This is a model aimed at generating actual cash, not just reporting earnings per share. It also positions Marvel to more easily respond to the inevitable technology innovations and trends that affect the way consumers receive and interact with entertainment content.

As we reviewed on our last call, Marvel has embarked on a process aimed at identifying attractive growth opportunities that leverage our intellectual property portfolio and our creative strength in licensing, entertainment, publishing and toys. Any opportunities must also be in keeping with our fiscal disciplines regarding overhead and capital investment.

As our strategic review process is still under way, we are limited in what we can outline at this time, but let me touch on a few initiatives. First and foremost, we realize that there is still much more we can do in licensing. Particularly in pursuing opportunities in international markets as well as working more closely with retailers. To support this initiative, we hired Tim Rothwell to head our Worldwide Consumer Product Group. Tim came to us from Universal Studios Consumer Product Group, where he had served as senior executive for seven years. We worked closely with Tim on the very successful Hulk licensing program and through that relationship we elected to bring him on board.

One of Tim's primary goals is to develop a strategy and team to pursue untapped opportunities we see in international markets. On the international front, we have made the decision to open local offices in a few select countries and to have them staffed with dedicated Marvel personnel. Tim and his team are also working at building our retailer relationships to support improved store placement, enhance shelf space dedicated to Marvel branded products, and increase promotional support. We believe that success in this effort could make Marvel properties even more attractive to potential licensees, as we would be able to offer increased access to distribution channels as part of our licensing agreements.

We are taking the same approach in our publishing division, where we have enhanced our senior management team to enable them to better develop and execute programs to expand our base of products, to broaden the demographic reach, and to develop new distribution channels and promotional opportunities to expose new readers to our characters and published products. We see significant long term potential to grow our business in each of these areas and have begun to see initial benefits from our efforts to date. To this effort, Dan Buckley has recently rejoined Marvel as publisher, a new corporate title, after spending several years in a senior marketing roll with Omnicom. Dan brings a terrific balance of comic book industry and marketing experience, making him ideal to lead new initiatives while working with Joe Quesada and the creative team.

Before I turn the call over to Avi Arad for his review of our entertainment activities, I did want to mention the Man-Thing movie project which was recently announced by Artisan and slated for August 2004 release. Man-Thing is an initial fruit of our strategic review. It is a small-budget film, less than $10 million in actual cost, in the horror genre, that may serve as a model for future productions. Marvel played an active roll in producing this picture, but true to our financial discipline, we provided only creative and management support to the film, which was financed solely by third parties. Given that it is a horror picture, we do not anticipate much in the way of licensing opportunities, but if it proves successful with audience, the characters and genres do lend themselves to future sequels. Avi, could you please bring us up to date on the other projects of Marvel Studios?

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Avi Arad: Sure. Good morning everybody. I'd like to say -- I would like to start by telling you a couple of things about the past year. It has been exceptional year for all of us both in the product releases as you know, and new product going into 2004, 2005, 2006. But, first, I'd like to clear some issues up - I've been seeing a lot of information -- misinformation, about the Artisan-Lion's Gate transaction, that actually claims that there are 15 properties included in the old deal between Marvel and Artisan. The only product that is actually -- just completed principle photography -- that Artisan, and maybe Lion's Gate if the transaction closes, may have the rights to is the Punisher movie. There is no list of 14, 15 products. It does not exist. And I hope that clears it once and for all. All what we are doing and if everything goes okay with Artisan-Lion's Gate, there is a possibility that we may do other movies. But there are no prior commitments. Spider-Man just completed principle photography. As we all know, the movie is coming in July 2nd. It looks very, very good. Punisher will be released on April 16 and Man-Thing will be released in August. We have an active moving slate into the year 2005. To touch on the highlights:
In New Line we have, Ironman. Ironman is a PG-13 based on the famous comic, which is on target to go out at 2005. Sony, Ghost Rider, again on targets -- on slate -- hopefully to come out in 2005. I use `hopefully' for these movies because it's the kind of business that it's really tough to tie down release dates until pretty late in the game. But, what I can indicate to you is the intentions. Things like Ironman, Ghost Rider, Fantastic Four, X-Men and so on will take the preferred spots throughout the year - anywhere from May to November. We are again in active development without a date yet on Elektra, which is sort of the sequel to Daredevil. We'll do Elektra first and then we'll unite Daredevil and Elektra again. We are feverishly working on Fantastic Four with Fox. Obviously we are developing X-Men 3 in lieu of this huge success and anticipated success on the DVD. We are in development on Hulk 2. Just to give you an indication on Hulk, Universal shipped domestically 6.5 million units. And in seven days, they sold 3.5 million units through, which is a very, very good number. So, we are continuing and hopefully we'll see a Hulk in 2006. The other project that we have in Universal is submariner -- Namor -- and that's again active. Everything that I mentioned to you is in active development for an eye to release. And as you heard in the release from Marvel few months ago, Captain America is now free to come into the slate. This property, we are in discussion with top writers, top directors and it will be a very big movie for us. And in between there are other properties and as probably on the 18th, I will be able to -- after this conference, I'll be able to give you more information. That's it.

Allen Lipson: Thanks, Avi. In summation, I would like to reiterate that we remain focused on both building and prudently exploiting the growing value of the Marvel and Marvel character brands. Our goal is to make the Marvel brand and not just a particular character or set of characters a fundamental driver in the decision making process of consumers, retailers, licensees and entertainment and promotional partners. The Marvel brand resonates with each of these important audiences reaching many different consumers and connotes a history of superior story telling and creativity that is endured over more than 60 years and has become the fabric of our lives. As CEO, it is one of my primary responsibilities to nurture this key corporate asset and to ensure that each of our operating divisions and all of our partners are working in concert to support and protect the integrity of our characters as well as the Marvel brand. This role is becoming increasingly important as Marvel expands its global reach. It represents a very exciting challenge that I am pleased to share with an experienced, talented and dedicated team of professionals and many of the top creative minds around the globe. And with that, I'd like to open the call to your questions. Operator, may we have the first question?

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Operator: Thank you, sir. Ladies and gentlemen, I'd like to remind you, if you'd like to register for a question, please press the "1" followed by the "4" on your telephone. You will then hear a three-tone prompt to acknowledge your request. If your question has been answered, and you would like to withdraw your registration, please press the "1" followed by the "3". If you are using a speaker phone, we ask that if possible, please lift your handset before entering your request. One moment please for the first question. Our first question comes from the line of Robert Routh with Natexis Bleichroder. Please proceed with your question.

Robert Routh: Yeah. Congratulations on a good quarter. Few quick questions. First, I am wondering if you could update us a little bit on what you've seen in terms of promotional campaigns and interest and kind of sponsorships for the Spider-Man 2 feature schedule to come out in 2004 considering -- I would think, given the success of Spider-Man 1, you are probably getting a lot of interest on the part of various groups on supporting that particular feature. Second, I'm wondering if you are currently evaluating ways to possibly mitigate taxes so that the tax rate in `04 isn't actually 37 percent as it currently looks like it's going to be, and if you can give us some kind of a guidance as to what your free cash flow, your real free cash flow will be in `03 and `04. And whether it looks -- initially whether it's going to be up or down on a relative basis.

Allen Lipson:     Okay.  I would ask Tim Rothwell to talk on your first point.

Tim Rothwell: Okay. To talk about a little bit on promotions for Spider-Man, the movie, I'm not at liberty to mention who those partners are cause the negotiations are currently underway. But I will say it's safe to say that we would have a major QSR partner, major packaged goods company, major wireless partner and also a major soft drink company on board. But at this time those negotiations are still in process. So, we will have all key categories covered to support the film.

Rober Routht: And is the support that you are seeing right now higher or lower than what you internally had anticipated?

Tim  Rothwell:   Higher.   The  enthusiasm  is  tremendous  and  you'll  see  an
unbelievable global campaign supporting Spider-Man 2.

Allen Lipson: I think the support on that will come not only from the promotional partners, but as well as from the various licensees.

Ken West: Rob, just to address your other two questions related to tax strategies and free cash flow, once we become a real tax-paying entity, which we anticipate to be in mid 2004, we will certainly be structuring various aspects in regard to minimizing our tax payments. We are talking about federal and state. And when we get to the analyst day coverage or the analyst coverage day on November 18th, we will give a little bit more color to what we believe our free cash flow will be for `04. I'd like to leave it at that.

Robert Routh: Okay, great. And just one follow-up just for Avi. With respect to the recent Artisan-Lion's Gate transaction, I'm wondering from your perspective, do you view that as positive or negative for Marvel? And second, I'm wondering whether anything has changed, because as of 9/02, Artisan also had the rights to Iron Fist and Black Panther.

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Avi Arad:  Well,  again,  I -- that's why I started by telling you that this was misinformation. The only product that Artisan had the rights for was Punisher. We did discuss Iron Fist. I cannot tell you yet if there is any difference between these two companies. In their nature they are quite similar. I think that's why they got together. Lion's Gate is releasing movies on an ongoing basis, very much like Artisan. There is no material change. Again, the company will change hands in December. We are in communication obviously with both companies. Artisan is still running it, Lion's Gate is -- may get the keys on say, December 15th, something like that. But we don't see any material changes in the relationship at this point.

Robert Routh: Okay, great. Thank you very much, and once again congrats.

Allen Lipson: Thank you.

Operator: Thank you. Our next question comes from the line of Arvind Bhatia, at Southwest Securities. Please proceed with your question.

Arvind Bhatia: Good morning, congratulations.

Allen Lipson: Thank you, Arvind.

Arvind Bhatia: Okay. First one is a house-keeping question. Ken, the last earnings guidance, you talked about overages being about $14 million and this time you are saying about $13 million. Is that just timing?

Ken West: No, in fact the original amount was a preliminary estimate to our best guess at the time, and third quarter conclusion is exactly what we have stated in the press release.

Arvind Bhatia: Okay. In the comic book business, it seemed like it was stronger than what we were looking for. Is that a trend that you expect to continue, or is it something special that was going on in the third quarter?

Allen Lipson: I'll ask Gui Karyo to answer that.

Gui Karyo: Hi. It was actually -- a couple of things happened in the third quarter which affected us very positively. The first, which had the largest effect and was an unexpected break-out hit, was the JLA/Avengers crossover book, which crossed over the characters in the Marvel Universe with the characters in the DC universe. It sold over 200,000 units at a $5.95 retail price, which is unprecedented. We were all shocked and amazed at the popularity of the book, and it had obviously a large effect on our revenue in the third quarter. There were another two stand-out projects including the Neil Gaiman project, 1602, and the Joe Michael Straczynski project, Supreme Power, both of which greatly outperformed even our best expectations, showing an aggregate over both those projects, 300,000 units of issues in the first -- on their first run. So, we do -- we are very happy with this. We would like to believe that we will able to replicate these kinds of projects in the future. But they definitely were not part of a normal course of business.

Arvind Bhatia: Okay. This is for Avi. Just a clarification. Did you say X-Men 3 was in 2005, or did you actually -- I don't know if you actually gave a date for that.



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Avi Arad: No, I did not give a date. We are obviously  developing the movie, and it -- I don't know if it's 2005 or 2006. As you know these things are tough to put on a calendar that early in the game, but obviously X-Men was amazingly successful and everything you hear and we hear about the DVD, that's going to be one of this very big successes. So --. We are moving ahead with it.

Arvind Bhatia: So of the seven movies that are listed in the press release. The ones that you feel most confident will come out in '05, are Ironman, Ghost
Rider,  so far and then the rest of the  slates....  You  would  call  that more fluid? Could be `05, could be 06. Would that be accurate?

Avi Arad: I think that's fair to say, yes.

Arvind Bhatia: Okay. And then coming back to Ken, one more time. The JV income in this quarter also, was much, much better than we expected, and again this is obviously going back to your Sony joint venture. Should we expect anything in the fourth quarter or implicit on your guidance, is there anything from the JV?

Ken West: The fourth quarter anticipated joint venture income from the Marvel side is a small number as the licensing income will be recognized from The Spider-Man 2, upon the release of that movie in the third quarter of `04. So in essence, all we're now recording and recognizing in income through the joint venture, are overages collected by the joint venture itself from Spider-Man 1 licensing.

Arvind Bhatia: Okay. And then Lord of the Rings, the toys that are coming out in the fourth quarter, given the fact that the movie is coming out pretty late in the quarter. Would you expect that we will see those toys being -- driving the first quarter as well? Do you expect to carry over into Q1?

Allen Lipson: Alan, why don't you answer that?

Alan Fine: Hi, everyone. This is Alan Fine speaking. We have a very strong momentum building with Lord of the Rings. The third installment, Return of the King, which comes out on December 17th, I feel -- I think a lot of people will agree -- it's the best of all the three pictures. And our revenue for Lord of the Rings for the year will be up somewhere about 75 to 85 percent over last year. And we think that the momentum will continue very nicely into the first quarter. We have very good support from our retail partners. The DVD for Return of the King will be released in May. So there is a lot of excitement building into the early part of next year.

Arvind Bhatia: Got it. And international sales overall, can you guys address, what is international, as a percentage of your licensing, as well as your percentage of your total revenue at this point?

Ken West: Licensing to date, internationally has been significantly lower than, I'd say eight percent of our total revenue or maybe even five percent. And we anticipate that to continue to grow with Tim's influence and the structuring that he is bringing about.

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Arvind Bhatia: Okay. And then what about international  revenues as a percentage of total revenue?

Ken West: As I just mentioned, it's less than five percent.

Arvind Bhatia: Total, okay. Got it. Thanks.

Operator: Thank you. Our next question comes from the line of Joe Garner at Emerald Asset Management. Please proceed with your question.

Joe Garner: Good morning. First, I was wondering if you could talk a little bit more about the licensing category. You mentioned the 48 percent of the license revenues coming from this year's movies. That number is I guess a little bit lower than I might have guessed that it would have been. Can you talk about where the other 52 percent is coming from?

Ken West: Yes, this is Ken West. Let me just chime in, Joe.

Joe Garner: Sure.

Ken West: What it reflects is the continuing strength of other Marvel characters. As an example, Spider-Man classic licensing continues at a very healthy pace. That is not a movie that was released in 2003. And there are other -- many other characters.

Joe Garner: So, I mean, I guess the licensing revenue stream is more diversified than, I guess, myself and probably others have estimated. Does that give you more confidence as you go out that it doesn't necessarily take a hit movie to drive that category line item?

Allen Lipson: That's exactly the case.

Ken West: You got it, Joe.

Allen Lipson: We have a base of business, and what we are talking about is classic Spider-Man, which is not even related to what we call the movie Spider-Man or the JV. And it's a base of classic characters that will continue on. And will give us revenues irrespective of any movie.

Joe Garner: It sounds like there has been a fairly long tail on the Spider-Man movie licensing revenues. Would you expect to see a similar tail as we go to into next year from Hulk?

Allen Lipson: There may be. I think Hulk and the revenues associated with licensing income on that project far exceeded our expectations. And we'll see what happens during the Christmas season and going into next year. It could continue.



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Joe  Garner:  Can you talk a little  bit about  the  product  categories  on the licensing side? I am wondering if there are any significant categories you could mention, where you might be getting significantly greater penetration than you had last year. Just to give an idea of how -- what kind of breadth in categories you are reaching?

Allen Lipson: Tim, could you answer that?

Tim Rothwell: Sure. Well, we are basically -- when it comes to category management, we are covered in all of the prominent categories. I think our key challenge now is really to focus more on category management. So, it's more or less maximizing the businesses that we have with the existing partners that we have. But as far as new categories that we are not into, we are pretty well covered. I think there are areas, a lot of interactive gaming opportunities still present themselves. A lot of food, beverage, confection categories are out there. There is a number of areas that we can still develop further, but I think the key is -- now to go in and manage our current licensing base a little more thoughtfully and make sure that we are maximizing those businesses. And then also, it's with helping our current licensees, carve out larger retail programs with both mass market and chain distribution.

Joe Garner: Okay. Avi, I'm wondering if you could talk a little bit more about Fantastic Four, and how you see the timing on that one. Do you still see that as -- being a 2004 release?

Avi Arad: It's currently on the Fox slate for 2004 release. It's a big event movie. You know, it's sort of the triple crown and -- I think - you know, as long as they keep it on the slate for December 2004, the effort is to push the movie. The idea behind putting this leg in the ground, is to get the energy going again, if you have realize you are not ready then you move it to the summer. But I don't want to speak for them at this point.

Joe Garner: Okay. Great. Thank you very much.

Operator: Our next question comes from the line of Joe Hovorka, at Raymond James. Please proceed with your question.

Joe Hovorka: Hi, thanks. I got a couple of questions. First, on the Punisher movie, do you have a production and marketing budget for that movie right now?

Avi Arad: Are you talking to me?

Joe Hovorka: Yeah, sure, anybody who wants to answer.

Avi Arad: Well there is a production budget, and marketing budget is not set yet, at this point. The movie is wrapped so obviously the production budget is done. And the movie is somewhere in the upper 30s.

Joe Hovorka: Upper 30s?

Avi Arad: Yes.

Joe Hovorka: And then for marketing, what would you generally -- is there -- like a rule of thumb sort of the budget going to marketing or anything like that?

Avi Arad: No, I think the marketing will be more in the neighborhood of mid 20s.

Joe Hovorka: Okay. And on the Man-Thing movie -- how is -- how is Marvel's profit participation structured on that movie? Is it an equity deal like Punisher or is there differences?

Allen Lipson: Yeah, it is an equity deal that we have on that except unlike Punisher, the big difference is -- the major difference between it is that the Punisher movie is being -- is with Artisan directly and it's a difference in distribution fees that are being taken out of it before the profit is split. Where the Punisher movie has -- the distribution feature is somewhat less than on the Man-Thing movie.

Joe Hovorka: Okay.

Avi Arad: But it is a profit participation.

Joe Hovorka: And it would still be the 50-50 split after the distribution fees that that you see on Punisher?

Avi Arad: Correct.

Joe Hovorka: Okay. And this is going to be a theatrical release as well, correct?

Avi Arad: Yes. As a matter of fact it's been announced by Artisan. The theatrical release is I believe August 17th, something like that.

Joe Hovorka: That's right, I saw that in the release. On the Fantastic Four movie, the way I understand it is that, you like to have your licensees in place roughly a year before the release of the movie so that they can prepare for the release to get the products ready, get the marketing ready. First question, one:
Is that, is that an accurate -- I guess the minimum, lead time that you need? And second: If so, have you started talking to potential licensees for Fantastic Four or is that still on hold?

Allen Lipson: You are correct that it's approximately a year before and no, we are talking with licensees, and we've signed up various licensees in connection with the Fantastic Four movie already.

Joe Hovorka: Okay. And then one final question for Tim. Can you maybe comment on what you see the opportunities are internationally, and maybe where low-hanging fruit is and what your initial push will be?

Tim Rothwell: Yeah. I think it's all low-hanging fruit. I mean, basically as Ken had mentioned earlier, our international presence is very minimal. So, by setting up dedicated offices in Europe and also in Japan, that gives us a huge competitive advantage to get -- you know, feet on the ground, where we can actually get out there and start developing programs. So, it can be a very, very good thing coming out of that, and also we will have people closer to managing the existing agents that we have on ground. So, big business, and we are looking forward to it and it's right around the corner.

Joe Hovorka: Great, thank you.

Allen Lipson: You're welcome.

Operator: Thank you. Our next question comes from the line of Bill Lennan from WR Hambrecht. Please proceed with your question.

Bill Lennan: Good morning. I want to talk about your licensing outlook for Q4. Just going from the press release, with a revenue range of $62 to $67 million, and you think licensing will be 37 percent of that. That implies approximately $24 million in licensing revenue. If my math is correct, that would be down 15 percent year on year, although, licensing year to date is up about a 190 percent. Is there something going on in Q4 other than your normal conservatism that would cause you to project licensing to be down year over year?

Ken West: Not necessarily. In fact as Allen Lipson just mentioned, we are actively pursuing licensing partners for the Fantastic Four movie. But the revenue recognition associated with that will be deferred upon the release of the movie late in `04 as planned. So otherwise, licensing activities go as robust as originally anticipated and it's -- there are -- seasonal in the sense of -- when license opportunities arise, we -- we jump on those.

Bill Lennan: Okay. Well, then ex-Fantastic Four accounting treatment. Do the numbers still appear conservative to you? I don't know what the actual number would be for Fantastic Four just yet but, even backing that out down year over year, still seems a bit conservative given what you've done year to date.

Ken West: Our forecast is what we have, is our best estimate associated with that period.

Bill Lennan: Okay, fair enough. And on the original Spider-Man -- the first Spider-Man movie, can you just give us a sort of a summary of what's left on the table to collect in terms of particularly TV rights, broadcast and cable and US and international. Are there a couple of big numbers hanging out there that you still haven't collected?

Allen Lipson: The major revenue recognition, would be from TV rights. Most of that, we have not seen yet.

Bill Lennan: Okay, any guess -- sorry.

Allen Lipson: Well, you have the network and cable which we have not seen. We have not seen our share on that yet.

Bill Lennan: And is that inclusive of US network and US cable; international network and international cable, all four quads and so to speak have not been collected?

Allen Lipson: Correct.

Bill Lennan: Okay.

Allen Lipson: We only receive it when it's reported to us from Sony and it's a question of when they receive it.

Bill Lennan: Okay. Any guess as to when that arrives, Q4 versus sometime next year?

Ken West: I don't believe there is anything anticipated in Q4.

Bill Lennan: Okay.

Ken West: It is anticipated in `04.

Bill Lennan: Okay. And then, finally just a little more follow-up on international -- Tim, the comment, it's just around the corner. Could you kind of give us a time line for when you get people with feet on the ground, how long it takes somebody to get effective in Europe and Japan, in terms of actually getting started and becoming ramped up?

Tim Rothwell: Yes, we are currently in negotiations with the various people that we want to run these offices and I would say, it is safe to say within the next 60 days that we will be up and running in those international territories.

Bill Lennan: Thanks. That's all.

Operator: Thank you. Our next question comes from the line of Peter Mirsky at Oppenheimer. Please proceed with your question.

Peter Mirsky: Thanks very much. Just a quick one on Spider-Man. Can you give us a sense of the timing of the roll-out of the toys and merchandise, and I also want to dovetail on the question about the composition of the licensing revenue, 48 percent being from films this year. Is that exclusive of the advance payments from Activision and -- for Spider-Man-2?

Alan Fine: Hi, this is Alan Fine again. I'll comment on the roll-out of the toys. Consistent with what we said at the last conference call, the roll-out begins slowly in the early part of the first quarter and then builds steadily towards the release of the movie.

Peter Mirsky: So there is nothing shipping for holidays this year, or minimal?

Alan Fine Very, very minimal.

Peter Mirsky: Okay.

Ken West: Could you please repeat the other element of your question?

Peter Mirsky: Oh, I'm sorry. On the 48 percent of licensing revenue relating to films this year, is that exclusive of advance payments from Activision or for Spider-Man 2 from Sony?

Ken West: Yes, yeah. We are talking about revenue as recognized.

Peter Mirsky: Okay.

Ken West: Not advance payment.

Peter Mirsky: Okay. And then just a quick maintenance question. The share-count in your guidance -- in the October 9th guidance, you had 77.8 -- you came out with a weighted average of 74.2. Is there anything that happened there or is that just timing?

Ken West: It's the factor of the average market pricing calculating the treasury stock method -- you know, for weighted average share for earnings per share rules, and that's just GAAP at how it effects the weighted average number of shares.

Peter Mirsky: Okay, thank you.

Allen Lipson: May we have one more question, operator?

Operator: Thank you, sir. Our final question comes from the line of John Taylor at Arcadia Investment Corporation. Please proceed with your question.

John Taylor: Hi, good morning. I have two questions. One about the toy side and then one for Tim as well. Allen, you guys took as I recall a charge to write down the minimum guaranteed royalty on Lord of the Rings and now it sounds like you are going to finish stronger. So could you give us a sense of kind of on the basis of 75 percent roughly increase in revenue, what the margins are going to look like on that. That's the first question. And then, for Tim I guess on international expansion, could you give us maybe a couple of numbers -- you know, give us a sense of what Spider-Man 2 looked like -- international, as a percent of the total and then kind of what your experience was at Universal and how much business you did with Hulk internationally and then maybe kind of what you would be shooting at as a target for say a couple of years out? Thanks.

Ken West: Good morning, this is Ken. To address the Lord of the Rings question that you had posed initially. Yes, in the year 2002, we did not have as rosy a view in regard to the outllook for Lord of the Rings toy line, and did take an impairment charge at that time which really did -- we are just very happy with the results to date and anticipated. However, we do not disclose in these conferences, or even in our SEC filings, the actual operating margins associated with individual toy lines. So, I'd like to leave it at that.

John Taylor: No, okay. I understand that. But, I mean, is there going to -- the fact that you took the charge and you've got a presumably a lowered royalty rate for that. Is that going to beneficially impact your toy margins in the fourth quarter or in the next year, do you think?

Ken West: Yes, as a result of actually advancing and accelerating that pre-paid minimum guarantee that -- that license to New Line Cinema for Lord of the Rings toy line into 2002, that does impact all future periods.

John Taylor: Okay. Do you think you would go into an overage situation on that?

Ken West: It's not anticipated at this present time.

John Taylor: Okay, great. Thanks. And then, how about the international stuff?

Tim Rothwell: Well, without getting into any of the specific numbers, because I don't have them here in front of me but basically as Ken had mentioned earlier our international business is five percent -- so, I mean, it's actually very, very low. So there is only upside for us. And ideally I would like to see us over the next 12 months, try to evolve into a ratio of somewhere in the neighborhood of 75:25 or 70:30, 70 domestic, 30 percent international. And -- you know, 12 to 18 months out. So it's an ongoing process, but as soon as we get the office up and running I think you'll see substantial increases in business coming from our international offices.

John Taylor: Great. And if I can follow-up on that, what do you anticipate the head count increase to be once you are all staffed up?

Tim Rothwell: Yeah, they'll -- I don't have the exact numbers, but I will say that the offices, they are not going to be large offices, they will -- they are going to be just the right amount of bodies there. We haven't determined that quite yet.

John Taylor: Okay. So if we are thinking 20, 25 people, does that probably cover us?

Allen Lipson: No, that's way too high.

Tim Rothwell: I think that's way too high. You're shooting too high.

John Taylor: Okay, thank you.

Operator: Thank you, sir. I'll turn the conference back over to you for your closing remarks.

Allen Lipson: Thank you. I'd like to thank all of you who have joined the call today for your support of Marvel. We remind you that on Tuesday, November 18th, beginning at 8.30 Eastern time, we will be hosting the Marvel analyst day webcast. The webcast will feature management presentations for each of our operating divisions and accompanying slides which will be available at marvel.com. An extended Q&A session will follow the formal presentation. And with that we will conclude today's call. Thank you for participating.

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